Exhibit 16.1

December 15, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: First Guaranty Bancshares, Inc.

Dear Sir or Madam:

We have read Item 4.01 of First Guaranty Bancshares, Inc’s Current Report on Form 8-K dated December 15, 2022 and we agree with the statements concerning our firm contained therein.

We have no basis to agree or disagree with any other matters reported therein.

/s/ Castaing, Hussey & Lolan, LLC